Baldwin & Lyons, Inc. Announces Appointment of David W. Michelson to Board of Directors
CARMEL, Ind., May 13, 2018 – Baldwin & Lyons, Inc. (NASDAQ: BWINA) (NASDAQ: BWINB), a specialty property-casualty holding company in the transportation and workers' compensation insurance industries, has announced the appointment of David W. Michelson to its Board of Directors, effective immediately. Mr. Michelson will be a member of the Company's Audit Committee.
David is a 26-year veteran of National Interstate Corporation, where he was most recently a senior advisor for the company from May 2016 through May 2018. He served as President and Chief Executive Officer of National Interstate from 2008 until 2016, and was also a Director of the company from 2009 until 2016.
He joined National Interstate in 1992 and held multiple leadership roles prior to becoming CEO including Vice President, Senior Vice President, Executive Vice President and Chief Operating Officer. David was also Board Chairman of National Interstate Insurance Company from April 2009 until May 2016. Prior to his time at National Interstate, David worked at Liberty National Fire Insurance Company, Reliance Insurance Company and Progressive Corporation.
 "As someone who has worked in the insurance space for their entire career, specifically property-casualty, David will bring a wealth of knowledge and experience to our Board," said Steve Shapiro, Executive Chairman of the Board of Directors at Baldwin & Lyons. "His longstanding tenure at the helm of a publicly traded insurance company that specializes in commercial transportation allot him a keen understanding of our business. I look forward to the sharp, strategic insight that David will bring to the table."
David holds a bachelor's degree in business administration from Miami University and an MBA from the University of Alabama at Birmingham. He also serves as an Advisory Board member for Lytx, Inc.

About Baldwin & Lyons, Inc.
Founded in 1930, Baldwin & Lyons, Inc. is a holding company for specialty property-casualty insurance subsidiaries. Through its subsidiaries, the company provides liability and workers compensation coverage for trucking and public transportation fleets, as well as coverage for trucking industry independent contractors. In addition, the company offers workers' compensation coverage for a variety of operations outside the transportation industry. Baldwin & Lyons is headquartered in Carmel, Indiana.
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